EXHIBIT 3.3

OXITENO S.A. INDÚSTRIA E COMÉRCIO

(C.N.P.J. No. 62.545.686/0001-53)

COMPANY BYLAWS

CHAPTER I

Name, Headquarters, Purpose and Duration

Art. 1	Under the name OXITENO S.A. INDÚSTRIA E COMÉRCIO, a corporation has been set up with its headquarters and venue in the Capital of the State of São Paulo, being governed by these Bylaws and the applicable laws.

Sole Paragraph: The company is empowered to open and close offices, warehouses and agencies, inside and outside Brazilian national territory, when and where the Board of Directors may deem proper.

Art. 2	The company’s purpose is the manufacture of ethylene and other oil-based byproducts; the manufacture of chemical and petrochemical products, including pesticide products, the improvement, industrialization, transport, export, import and sale of chemical and petrochemical products or their byproducts, including pesticide products; the provision of technical services and technical advice; advice and consultancy in general; the carrying out of research and other development activities related to the purpose of the company.

Sole Paragraph: The company may participate in other company as partner, quota-holder or shareholder, in commercial or industrial enterprises and in the exploitation of other related activities.

Art. 3	The company’s duration term is indefinite.

CHAPTER II

Capital and Shares

Art. 4	The company’s capital amounts to R$ 615,000,000.00 (six hundred and fifteen million reais), divided into 35,102,127 (thirty five million, one hundred and two thousand, one hundred and twenty seven) ordinary registered shares, with no par value.

CHAPTER III

Annual and Special Shareholders’ Meetings

Art. 5	The Annual Shareholders’ Meeting will be held every year, within the first 4 (four) months following the end of the fiscal year, while Special Shareholders’ Meetings will be held whenever the company’s interests so require.

Paragraph 1: Annual or Special Shareholders’ Meetings will be convened by the President of the Board of Directors, and attending shareholders shall nominate the board to supervise the meeting.

Paragraph 2: Shareholders whose names are registered in the company share registry, up to (three) days before the date when the Meeting is held, are entitled to attend the Meeting.

CHAPTER IV

Management

Art. 6	The company shall be managed by a Board of Directors, consisting of up to 8 (eight) members, shareholders or not, residents in Brazil, one being the Director President, one being the Director Superintendent and up to 6 (six) Directors without specific nomination, elected at a shareholders meeting for a term of office of 2 (two) years, re-election being permitted.

Paragraph 1: The Directors will be vested into their offices upon signature of the mandate in the applicable book and shall remain in their offices until their replacements are elected and duly vested.

Paragraph 2: The global compensation of the directors shall be set at the Annual Shareholders’ Meeting.

CHAPTER V

Board of Directors

Art. 7	The Board of Directors is responsible for the following:

a)	For any of its members, representing the company, either actively or passively, in or out of court;

b)	For taking all and any actions required for the company’s operation, excepting those falling within the scope of a general shareholders meeting.

c)	To meet, whenever corporate affairs so require, to deliberate on matters of corporate interest, drawing up the minutes of its resolutions in the company registry, or by electronic or mechanical means;

d)	To effect transactions, enter into agreements, waive rights, provide sureties, acquire, exchange, encumber, lien and waive, in any way whatsoever, assets and rights;

e)	To make decisions on plans for expansion or reduction in activities;

f)	To decide on opening of branches, agencies, facilities, warehouses and offices outside Brazilian national territory;

g)	To deliberate on the forwarding to shareholders’ meetings, of proposals for the redemption or conversion of shares, debentures or obligations, the destination of profits and reserves and any increase in paid-up capital;

h)	To decide on the sale, licensing or waiver of patents, trademarks, manufacturing techniques or commercial secrets.

Sole Paragraph: The matters referred to in items “d” when superior to 3% of the company’s net worth, “e”, “f”, “g” and “h” must be deliberated on at a meeting of the Board of Directors.

Art. 8	The company binds itself only by the joint signature of 2 (two) Directors or by the signature of one attorney-in-fact that has express powers to take such action.

Paragraph 1: The company may appoint attorneys-in-fact with powers to represented jointly or severally, the respective instrument shall be signed by two Directors and shall specify the powers and the term of validity, which shall not exceed one year, excepting where concerning the “ad judicia” clause. For the issuing an endorsement of cheques and trade bills, the power of attorney will be granted to two attorneys-in-fact, to always act jointly, or to one attorney-in-fact, to act together with one Director.

Paragraph 2: The company may be bound by the signature of just one Director, upon prior deliberation of the Board of Directors, specifying the conferred powers in the minutes. Exceptionally, the President of the Board of Directors may authorize such representation, “ad referendum” of the other members.

Art. 9	The President of the Board of Directors is responsible for the following:

a)	To supervise and guide the activities of the Board of Directors;

b)	To convene and preside over the meetings of the Board of Directors;

c)	To convene Annual and Special Shareholders’ Meetings;

d)	To comply with and enforce the compliance with the resolutions of shareholders’ meetings, ensuring compliance with the law and the corporate bylaws;

e)	To organize the Annual Report of the Company’s activities and submit it to the Annual Shareholders’ Meeting;

f)	To decide upon the sharing of the global compensation of the Board of Directors, as set at the Annual Shareholders’ Meeting;

Art.10	The Director Superintendents responsible for exercising the tasks that may have been assigned to him by the President of the Board of Directors, as well as to replace him in the event of his absence, or occasional impediments.

Art.11	The Board of Directors will always meet when called upon to do so by the President, or by the other Directors, jointly, and shall decide based on a simple voting majority.

Paragraph 1: The minimum quorum for deliberation by the Board of Directors will be of three fifths of the acting Directors.

Paragraph 2: The President of the Board, in addition to his vote, will also have the casting vote.

CHAPTER VI

Audit Committee

Art.12	The Audit Committee will operate on a non-permanent basis and, when installed, will exercise its powers set out in law.

CHAPTER VII

Fiscal Year and Distribution of Earnings

Art.13	The fiscal year will end on December 31 of each year, when the financial statements required by law shall be drawn up.

Paragraph 1: The Board of Directors may, when it deems convenient, require the drawing up of special balance sheets, declare intermediate dividends for the distribution of ascertained profits, as well as declare interim dividends for the distribution of accumulated profits or of profit reserves existing in the previous balance sheet.

Paragraph 2: Upon the drawing up of the balance sheet and after the deductions, amortization and depreciation required by law, the destination of net earnings will be as follows:

a)	5% (five percent) of net earnings will be set aside for the constitution of the legal reserve fund, until it reaches 20% (twenty percent) of the company’s capital;

b)	25% (twenty five percent) of net earnings shall be distributed in the form of a minimum obligatory annual dividend, excepting in the hypotheses provided for in law and by these Bylaws, upon the setoff of the half-yearly and intermediate and/or interim dividends that may have been declared during the fiscal year;

c)	The amount occasionally established at the Annual Shareholders’ Meeting for the payment of a gratuity to the company’s officers, in accordance with the limits set out in law.

Paragraph 3: The destination for the remaining balance of net earnings shall be decided at the Annual Shareholders’ Meeting.

Paragraph 4: Dividends that are unclaimed shall not accrue interest and shall be ascribed in favor of the company after remaining unclaimed for 3 (three) years from the date of when they were made available to the shareholder.

CHAPTER VIII

General Provisions

Art.14	The company shall be liquidated in the cases provided by law, and the shareholders’ meetings will be responsible for establishing the method of liquidation, appointing the liquidator and the Audit Committee, if requested by the shareholders.

Art.15	The company will observe the shareholders agreements filed at its corporate headquarters and will register the liabilities and obligations are rising therefrom in the Company Register and Share Certificate Registration Books.”